Exhibit (A)(4)(XXVIII)

GE Announces Final Synchrony Financial Exchange Offer Results

FAIRFIELD, Conn. – November 20, 2015 – GE (NYSE: GE) today announced the final results of its completed offer to exchange GE common stock for common stock of Synchrony Financial (NYSE: SYF) previously owned by GE, which expired at 12:00 midnight, New York City time, on November 16, 2015.

Because the exchange offer was oversubscribed, GE accepted only a portion of the shares of its common stock that were validly tendered and not validly withdrawn, on a pro rata basis in proportion to the number of shares tendered. All shares validly tendered and not validly withdrawn by eligible odd-lot shareholders who requested not to be subject to proration have been accepted. The final proration factor of 31.2870888% was applied to all other shares of GE common stock that were validly tendered and not validly withdrawn to determine the number of such shares that have been accepted from each tendering shareholder.

Based on the final count by the exchange agent, Computershare Trust Company, N.A., the final results of the exchange offer are as follows:

•	31.2870888% of the tendered shares of GE common stock subject to proration exchanged

•	Shares tendered that were subject to proration: 2,143,371,163

•	Odd-lot shares tendered that were not subject to proration: 768,324

•	Total number of shares of GE common stock accepted: 671,366,809

•	The exchange agent is expected to deliver shares of Synchrony common stock as follows: (1) with respect to shares tendered through the Depository Trust Company (DTC), to the account of DTC on Monday, November 23, 2015, and (2) with respect to shares tendered outside DTC, to the direct registered accounts of the respective holders by November 30, 2015. The exchange agent will mail checks in lieu of fractional shares of Synchrony common stock to tendering holders with fractional interests after the exchange agent has aggregated all fractional shares and sold them in the open market. Shares of GE common stock tendered but not accepted for exchange will be returned to tendering shareholders in book-entry form.

Advisors

Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC served as the dealer managers for the exchange offer.

About GE

GE (NYSE: GE) is the world’s Digital Industrial Company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. GE is organized around a global exchange of knowledge, the “GE Store,” through which each business shares and accesses the same technology, markets, structure and intellect. Each invention further fuels innovation and application across our industrial sectors. With people, services, technology and scale, GE delivers better outcomes for customers by speaking the language of industry. www.ge.com

Investor Contact:

Matt Cribbins, +1 203-373-2424, matthewg.cribbins@ge.com

Media Contacts:

GE:

Seth Martin, +1 203-572-3567, seth.martin@ge.com

GE Capital:

Susan Bishop, +1 203-750-5362, susan.bishop@ge.com

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Additional Information and Where to Find It

The terms and conditions of the exchange offer are more fully described in a registration statement on Form S-4 that includes a Prospectus, previously filed by Synchrony Financial and a Schedule TO previously filed by GE with the Securities and Exchange Commission (the “SEC”), in each case as amended. The Prospectus contains important information about the exchange offer, GE, Synchrony Financial and related matters, and GE delivered the Prospectus to holders of GE common stock.

Holders of GE common stock may obtain the Prospectus, and other related documents filed with the SEC, at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549, and will be able to obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Holders of GE common stock may also obtain copies of the Prospectus, and other documents filed with the SEC, by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that GE and Synchrony file electronically with the SEC and that may be obtained for free. The address of that website is http://www.sec.gov. Holders of GE common stock will also be able to obtain a copy of the Prospectus by clicking on the appropriate link on this website.

GE has retained Georgeson, Inc. as the information agent for the exchange offer. If you have any questions about the terms of the exchange offer, you may contact the information agent at 1-866-300-8594 (toll-free in the United States) or 781-575-2137 (international).

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements.” All statements in this press release, other than those relating to historical information or current condition, are forward looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the exchange offer will be completed, or if it is completed, that it will close within the anticipated time period. GE and Synchrony Financial undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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